[BELL AND BELL ALIANT LOGOS]

For Immediate Release

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this release.

Bell Canada and Bell Aliant announce approval of transaction to exchange Bell Aliant Notes for
Bell Canada Debentures

MONTRÉAL and HALIFAX, November 14, 2014 – Bell Canada and Bell Aliant Regional Communications, L.P. today announced that more than 99% of the votes cast at the meeting of holders of Medium Term Notes and Floating Rate Medium Term Notes of Bell Aliant, voting as a single class, were in favour of a transaction to exchange all such Bell Aliant Notes for Bell Canada Debentures having the same financial terms (including with respect to coupon, maturity and redemption price) as those of the Bell Aliant Notes.

All of the outstanding Bell Aliant Notes (as listed below) will therefore be subject to the note exchange transaction:

•	5.41% Medium Term Notes, Series 2, due September 26, 2016

•	5.52% Medium Term Notes, Series 4, due February 26, 2019

•	6.17% Medium Term Notes, Series 5, due February 26, 2037

•	4.37% Medium Term Notes, Series 7, due September 13, 2017

•	4.88% Medium Term Notes, Series 8, due April 26, 2018

•	3.54% Medium Term Notes, Series 9, due June 12, 2020

•	Floating Rate Medium Term Notes, Series 10, due April 22, 2016

As a result of the approval of the note exchange transaction at the meeting of holders of Bell Aliant Notes voting as a single class at which quorum was present, Bell Aliant cancelled the separate meetings that had been scheduled for holders of each series of Bell Aliant Notes, as described in the information circular mailed to the holders of Bell Aliant Notes in connection with the meetings.

Bell Aliant anticipates implementing the note exchange transaction before the end of November 2014.

The note exchange transaction is part of Bell’s strategy to simplify its capital structure and enhance administrative efficiencies by concentrating public debt into a single issuer.

Caution Concerning Forward-Looking Statements
Certain statements made in this news release are forward-looking statements, including, but not limited to, statements relating to the anticipated completion and timing of the note exchange transaction. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian and United States securities laws.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations as of November 14, 2014 and, accordingly, are subject to change after such date. Except as may be required by applicable Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise.

The completion and timing of the note exchange transaction are subject to certain conditions and Bell Aliant’s discretion as to the completion thereof. Accordingly, there can be no assurance that the note exchange transaction will be completed.

For additional information on assumptions and risks underlying certain of the forward-looking statements made in this news release, please consult the section “Risk Factors” in the information circular mailed to the holders of Bell Aliant Notes in connection with the meeting, which is available on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

Notice to Bell Aliant Noteholders in the U.S.
This press release shall not constitute a solicitation with respect to any Bell Aliant Notes or an offer to sell or a solicitation of an offer to buy any Bell Canada Debentures. Bell Canada and BCE have submitted a Form CB to the SEC containing information relating to the note exchange transaction described herein, including the Circular. Bell Aliant Noteholders in the United States are urged to read the Form CB, the Circular and the Section entitled “Notice to Bell Aliant Noteholders in the United States” contained therein and other relevant documents submitted or that will be submitted to the SEC in connection with the note exchange transaction because they contain important information about the transaction. A copy of the Form CB and Circular and other filings containing information about Bell Canada and BCE may be obtained from the SEC’s website at www.sec.gov.

About Bell Canada
Bell Canada provides consumers and business customers across the country with advanced communications services including Bell Fibe TV and Bell Satellite TV, Fibe Internet, 4G LTE wireless, home phone and business communications solutions. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home and digital media. Bell is wholly owned by Montréal’s BCE Inc. (TSX, NYSE: BCE). For more information, please visit Bell.ca.

About Bell Aliant
Headquartered in Halifax, Bell Aliant serves customers in New Brunswick, Newfoundland and Labrador, Nova Scotia and Prince Edward Island with innovative information, communication and technology services including voice, data, Internet, video and value-added business solutions including data security and cloud computing. Bell Aliant services in Atlantic Canada include FibreOP™ TV and Internet, Bell Satellite TV, and Home Phone. For more information, please visit BellAliant.net.

Media inquiries:

Bell Canada
Jean Charles Robillard
(514) 870-4739
jean—charles.robillard@bell.ca

Bell Aliant
Jennifer MacIsaac
(902) 225-3704
jennifer.macIsaac@bellaliant.ca

Investor inquiries:

Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca